UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) - April 19, 2006

UPSNAP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-50560	20-0118697
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

134 Jackson Street, Suite 203, P.O. Box 2399, Davidson, North Carolina	28036
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code - 704-895-4121

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 APPOINTMENT OF NEW DIRECTORS.

On April 19, 2006, at a meeting of the board of directors of UpSnap, Inc., the board of directors increased the size of the board to four and appointed Richard von Gnechten, and Mark McDowell as directors to fill the vacancies created by such increase in size.

Mark McDowell currently serves as co-founder and Partner of Acta Wireless, LLC, which provides wireless investment and advisory firm to clients such as Verizon Wireless, Vodafone, Hewlett-Packard, and AOL since Nov 2004. Mr McDowell served as President of McDowell Technology Ventures from Sept 2002 - Oct 2004, and was President and COO of Invertix Corporation, a global pioneer in wireless instant messaging from pct 1997 until August 2002. Mr. McDowell previously served as co-founder and director of TeleCorp PCS, (acquired by AT&T Wireless Services in February 2002) and holds BSEE and MSEE degrees from the Massachusetts Institute of Technology.

Richard von Gnechten is President & CEO of Ravon Corp., which has provided corporate financial advisory services since 2004. Mr. Von Gnechten joined Hawaiian Electric Company as Financial Vice President & CFO in 2000, achieving record profits and managing/implementing Sarbanes-Oxley, SEC and NYSE compliance. During his tenure the company was recognized by a Dow Jones public company survey as a top 5 company for corporate governance and 9th for disclosure transparency. He has an MBA from Dartmouth’s Tuck School of Business, Financial Management Program graduate from Stanford’s Graduate School of Business and a Bachelor’s in Economics from the University of Denver.

There are no transactions during the last two years, or proposed transactions, to whichUpSnap was or is a party, in which Mr. McDowell and Mr. von Gnechten had or is to have a direct or indirect material interest. There are no arrangements or understandings between the new directors and any other persons pursuant to which such director was selected as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UPSNAP, INC.
	By: /s/	Tony Philipp
Date: April 20, 2006		Tony Philipp Chairman and CEO